Exhibit 19

CREDITRISKMONITOR.COM, INC.
INSIDER TRADING POLICY

CREDITRISKMONITOR.COM, INC. (the “Company”) is a public company whose common stock is quoted on the OTCQX Market and is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”). As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). As a director, officer or employee of a public company, you have the responsibility not to participate in the market for Company stock while in possession of material inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made (or loss you avoided), but you could be found guilty of criminal charges, and face substantial fines or even time in prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees.

DEFINITIONS

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if a reasonable investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

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Financial or accounting problems;

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Estimates of future earnings or losses;

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Significant non-recurring gains or losses;

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Events that could result in restating financial information;

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A proposed acquisition, sale or merger;

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Changes in directors or in key management personnel;

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A stock repurchase program; or

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A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, in a press release or in SEC filings, for example) and the investing public has had an opportunity to assimilate it.

TRADING GUIDELINES; CONFIDENTIALITY

A.
Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. This policy applies to all members of the immediate family of directors, officers and employees including spouses, parents, children, grandchildren and siblings, including any such relationships that arise through marriage or adoption.

It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information.

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Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

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Hedging and Other Derivative Transactions. No director, officer or employee of the Company or any of its subsidiaries, or any of his or her designees or related persons, may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s stock or other equity securities.

B.
Additional Guidelines Applicable to All Officers with the Title of Senior Vice President or Higher, All Directors, and All Persons in the Accounting Department (the “Restricted Group”).

1.
Blackout Periods

Quarterly Blackout Periods. No person in the Restricted Group may trade in Company securities during a blackout period that begins on the 15th calendar day of the last month of each calendar quarter (i.e., on March 15, June 15, September 15 and December 15) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales and (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise).

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into before the start of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s Board of Directors. See also Section F. below.

C.
Selling Short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

D.
Options. No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except according to a program approved by the Company’s Board of Directors or a trade cleared by the Chief Financial Officer. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

E.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws. Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third party (not including margin debt from a securities broker) and clearly demonstrates the financial capacity to repay the loan without resort to the sale of pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third party must submit a request for approval to the Company’s Board of Directors at least two weeks before the execution of the documents evidencing the proposed pledge.

F.
Additional Rules.

1.
Pre-Clearance and Reporting. Any trade of the Company’s securities by a member of the Restricted Group or a family member sharing the same household or a corporation or trust they control, must be pre-cleared with the Chief Financial Officer and must be reported promptly to the Chief Financial Officer once made. In order to seek pre-clearance, you must send an email message to CFO@creditriskmonitor.com with the following information not later than two (2) business days before transacting: (a) name of person or entity who is proposing to trade; (b) whether the trade is a purchase or a sale; (c) number of shares to be traded; (d) date(s) on which trades are to be executed; and (e) name of broker(s), if any, assisting with the trade. If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-apply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to prevent both inadvertent short-swing profit under Section 16(b) of the Exchange Act or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when a member of the Restricted Group engages in a trade while unaware of a pending major corporate development).

2.
Options and Other Stock Plans. The sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Chief Financial Officer should be contacted at CFO@creditriskmonitor.com two business days before any such transaction is executed.

3.
Pre-Clearance for Rule 10b5-1 Plans of Directors and Officers. Directors and officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. In order to seek prior clearance, directors and officers must send an email message to CFO@creditriskmonitor.com with a copy of their respective proposed written trading plan instrument (the form of which is often provided by brokers) not later than two (2) business days before establishing a trading plan under SEC Rule 10b5-1. Directors and officers may only enter into a trading plan when they are not in possession of material inside information. In addition, directors and officers may not enter into a trading plan during a quarterly blackout period, a temporary blackout period or a pension fund blackout period. Once a trading plan for a director or officer is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Transactions made under a trading plan by directors or officers must be promptly reported to the Chief Financial Officer who will prepare the necessary beneficial ownership report.

4.
Cooling-off Periods for Rule 10b5-1 Plans. Transactions under a Rule 10b5-1 trading plan may only begin after a “cooling-off” period:

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For directors and officers, the cooling-off period is the later of (i) 90 days after the adoption of the trading plan or (ii) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the trading plan was adopted, whether disclosed in a Form 10-Q or Form 10-K, as applicable.

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For persons who are not directors or officers, the cooling-off period is 30 days after adoption of the trading plan.

G.
Stock Repurchases by the Company; Company Rule 10b5-1 Trading Plans.

Although this policy does not restrict the Company from repurchasing its common stock, the Board of Directors has authorized the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program. Under the program, the Company is not permitted to repurchase Company common stock if the Company is in possession of non-public material information. The Company may adopt a Rule 10b5-1 trading plan for share repurchases to be transacted by the Company if the trading plan is recommended by the Chief Executive Officer and Chief Financial Officer and approved in advance by the Board of Directors either in a written consent or pursuant to action at a duly convened meeting.

H.
Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by shareholders must be directed promptly upon receipt to the following email addresses(s): CEO@creditriskmonitor.com; CFO@creditriskmonitor.com; IR@creditriskmonitor.com.

I.
Prohibition Against Internet Disclosure.

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

SIGNATURE:
NAME:
DATE: